Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

The Singing Machine, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Proposed Maximum Offering Price Per Share(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.01 par value per share(3)	457	(o)	$4,600,000	0.0000927	$426.42
		Underwriter’s Warrant (4) (5)	457	(g)	—	—	—
		Common stock issuable upon exercise of Underwriter’s Warrants (4)	457	(g)	$500,000	0.0000927	$46.35
Total					$5,100,000		$472.77

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments.
(4)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(5)	The Underwriter’s Warrants will represent the right to purchase 10% of the aggregate number of shares of common stock sold in this offering, excluding the overallotment option, at an exercise price equal to 125% of the offering price per share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the Underwriter Warrants is $500,000 which is equal to 125% of $400,000 (10% of $4,000,000).